Exhibit 99.1

AVEO Enters into Research and Exclusive Option Agreement with Ophthotech for

Tivozanib (VEGF inhibitor) for the Treatment of Ocular Diseases

CAMBRIDGE, Mass.—NOV 11, 2014—AVEO Oncology (NASDAQ: AVEO) today announced that it has entered into a research and exclusive option agreement with Ophthotech Corporation, under which it has provided Ophthotech an exclusive license to investigate the potential of AVEO’s small molecule vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor, tivozanib, outside of Asia for the potential treatment of non-oncologic diseases of the eye.

Under the terms of the agreement, Ophthotech is obligated to pay AVEO an upfront option fee of $500,000 to investigate tivozanib as a potential treatment for non-oncologic diseases of the eye. During the option term, if Ophthotech elects to continue development of the ocular formulation of tivozanib after its initial analysis, AVEO is eligible to receive up to $8 million in milestone payments based upon the achievement of specified research, development and business goals. Ophthotech has the exclusive option, exercisable at its sole discretion, to obtain additional development and commercialization rights to tivozanib and products containing tivozanib for non-oncologic eye indications in territories outside Asia, subject to certain conditions, including outcomes of a proof of concept clinical trial and the negotiation of a definitive license agreement.

If Ophthotech exercises its option, AVEO would receive an option exercise fee of $2 million and could also receive clinical and regulatory-based milestone payments, of up to $50 million, sales based milestone payments of up to $45 million and royalties on product sales. Ophthotech is responsible for all research and development activities and costs, and upon exercise of its option, further development and commercialization activities and costs for tivozanib ocular indications. A percentage of all upfront, milestone and royalty payments received by AVEO are due to Kyowa Hakko Kirin as a sublicensing fee.

“This agreement is another example of our execution against AVEO’s key strategic objective of advancing our pipeline assets through external resources and expertise,” stated Tuan Ha-Ngoc, president and chief executive officer of AVEO. “We believe the unique properties of tivozanib make it an ideal VEGF inhibitor for potential ocular use, and we are encouraged by Ophthotech’s interest in exploring this potential. This agreement could enable us to realize value for tivozanib in an indication outside of cancer, while retaining oncology rights for further development through additional potential partnerships.”

About AVEO

AVEO Oncology (NASDAQ:AVEO) is a biopharmaceutical company committed to discovering and developing targeted therapies designed to provide substantial impact in the lives of people with cancer by addressing unmet medical needs. AVEO’s proprietary Human Response Platform™ provides the company unique insights into cancer and related disease biology and is being leveraged in the discovery and clinical development of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about payments that may be received by AVEO under both the option agreement and any future license agreement with Ophthotech, the potential development of tivozanib in ocular diseases, the potential for AVEO to realize value for tivozanib in an indication outside of cancer and to further develop tivozanib in cancer indications through additional partnerships. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: Ophthotech’s ability and willingness to successfully develop tivozanib in non-oncologic diseases of the eye, including the risk that Ophthotech does not elect to exercise its option to enter into a license agreement with AVEO to further develop tivozanib in this indication; AVEO’s ability to execute on its business strategy and enter into and maintain new strategic partnerships and collaboration agreements; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

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